Bunge Reports First Quarter 2023 Results
St. Louis, MO - May 3, 2023 - Bunge Limited (NYSE: BG) today reported first quarter 2023 results
•Q1 GAAP diluted EPS of $4.15 vs. $4.48 in the prior year; $3.26 vs. $4.26 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Agribusiness performed well, though results were down from last year's particularly strong performance
•Refined and Specialty Oils results were higher in all regions reflecting favorable demand trends and effective management of supply chains
•Announced targeted actions to further improve footprint, enhance business capabilities and drive growth
•Continue to expect full-year 2023 adjusted EPS of at least $11 per share

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “Our team delivered a strong first quarter through focused execution in a highly dynamic environment. Our operating approach enabled us to continue helping our customers at both ends of the value chain to navigate critical challenges amidst fluctuations in global supplies and consumer behavior.

“Bunge is investing in innovation and resources to support both farmers and end customers. During the first quarter, we announced targeted but important actions to further improve our business capabilities, including entering collaborations to develop next generation seeds to meet the growing need for more sustainable crops, launching regenerative agriculture programs and acquiring a state-of-the art vegetable oil refinery in the U.S. We remain excited by the range of growth opportunities ahead of us and our ability to provide solutions for all our stakeholders.”

➢	Financial Highlights

	Three Months Ended March 31,
(US$ in millions, except per share data)	2023	2022
Net income attributable to Bunge	$632	$688
Net income per common share-diluted	$4.15	$4.48

Mark-to-market timing differences (a)	$(0.84)	$(0.40)
Certain (gains) and charges (b)	$(0.05)	$0.18
Adjusted Net income per common share-diluted (c)	$3.26	$4.26

Core Segment EBIT (c) (d)	$947	$922
Mark-to-market timing differences (a)	(181)	(76)
Certain (gains) & charges (b)	(10)	12
Adjusted Core Segment EBIT (c)	$756	$858

Corporate and Other EBIT (c)	$(80)	$(63)
Certain (gains) & charges (b)	—	(29)
Adjusted Corporate and Other EBIT (c)	$(80)	$(92)

Non-core Segment EBIT (c) (e)	$19	$34
Certain (gains) & charges (b)	—	—
Adjusted Non-core Segment EBIT (c)	$19	$34

Total Segment EBIT (c)	$886	$893
Mark-to-market timing differences (a)	(181)	(76)
Total Certain (gains) & charges (b)	(10)	(17)
Adjusted Total Segment EBIT (c)	$695	$800

(a)Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(d)Core Segment earnings before interest and tax ("Core Segment EBIT") comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge's Sugar & Bioenergy reportable segment and Corporate and Other activities.
(e)Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge's share of the results of its 50/50 joint venture with BP p.l.c.

➢	First Quarter Results
Core Segments
Agribusiness

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2023	Mar 31, 2022
Volumes (in thousand metric tons)	18,386	20,070

Net Sales	$10,852	$11,231

Gross Profit	$808	$864

Selling, general and administrative expense	$(132)	$(121)

Foreign exchange gains (losses)	$39	$9

EBIT attributable to noncontrolling interests	$(21)	$(4)

Other income (expense) - net	$11	$(63)

Income (loss) from affiliates	$—	$14

Segment EBIT	$705	$699
Mark-to-market timing differences	(183)	(83)
Certain (gains) & charges	(10)	11
Adjusted Segment EBIT	$512	$627

Certain (gains) & charges, Net income (loss) attributable to Bunge	$(8)	$9
Certain (gains) & charges, Earnings per share	$(0.05)	$0.06

Processing (2)

	Three Months Ended
(US$ in millions)	Mar 31, 2023	Mar 31, 2022
Processing EBIT	$637	$551
Mark-to-market timing differences	(223)	(98)
Certain (gains) & charges	(10)	8
Adjusted Processing EBIT	$404	$461
Lower results in the quarter were primarily driven by soy crush, where improved performances in North America and Brazil, which benefited from strong protein and oil demand and reduced Argentine exports, were more than offset by lower results in Argentina, Europe and Asia.

Merchandising (2)

	Three Months Ended
(US$ in millions)	Mar 31, 2023	Mar 31, 2022
Merchandising EBIT	$68	$148
Mark-to-market timing differences	40	15
Certain (gains) & charges	—	3
Adjusted Merchandising EBIT	$108	$166
Results were lower in the quarter as margins declined from last year's levels which were impacted by market disruptions due to tight supplies and the war in Ukraine.
Refined & Specialty Oils

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2023	Mar 31, 2022
Volumes (in thousand metric tons)	2,146	2,296

Net Sales	$3,888	$3,976

Gross Profit	$342	$262

Selling, general and administrative expense	$(95)	$(89)

Foreign exchange gains (losses)	$5	$—

EBIT attributable to noncontrolling interests	$(4)	$3

Other income (expense) - net	$(15)	$(3)

Segment EBIT	$233	$173
Mark-to-market timing differences	1	6
Certain (gains) & charges	—	1
Adjusted Segment EBIT	$234	$180

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$1
Certain (gains) & charges, Earnings per share	$—	$0.01

Refined & Specialty Oils Summary

Results were higher in all regions with notable strength in North and South America reflecting favorable food and fuel demand trends as well as effective utilization of our distribution network.

Milling

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2023	Mar 31, 2022
Volumes (in thousand metric tons)	821	1,161

Net Sales	$515	$603

Gross Profit	$31	$71

Selling, general and administrative expense	$(21)	$(24)

Foreign exchange gains (losses)	$—	$3

Other income (expense) - net	$(1)	$—

Segment EBIT	$9	$50
Mark-to-market timing differences	1	1
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$10	$51

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—

Milling Summary

Lower results were driven by South America where the small Argentine wheat crop negatively impacted our local upstream merchandising, partially offset by stronger structural margins in our milling operations in Brazil. Results in the U.S. were down slightly. Segment results in the prior year benefited from very strong South American origination margins during a period of high market volatility.

Corporate and Other

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2023	Mar 31, 2022
Gross Profit	$—	$5

Selling, general and administrative expense	$(105)	$(74)

Foreign exchange gains (losses)	$5	$—

EBIT attributable to noncontrolling interests	$—	$(12)

Other income (expense) - net	$20	$19

Segment EBIT	$(80)	$(63)
Certain (gains) & charges	—	(29)
Adjusted Segment EBIT	$(80)	$(92)

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$18
Certain (gains) & charges, Earnings per share	$—	$0.11

Corporate

	Three Months Ended
(US$ in millions)	Mar 31, 2023	Mar 31, 2022
Corporate EBIT	$(87)	$(46)
Certain (gains) & charges	—	(29)
Adjusted Corporate EBIT	$(87)	$(75)
Other

	Three Months Ended
(US$ in millions)	Mar 31, 2023	Mar 31, 2022
Other EBIT	$7	$(17)
Certain (gains) & charges	—	—
Adjusted Other EBIT	$7	$(17)

Corporate and Other Summary

The increase in Corporate expenses in the quarter was largely driven by growth-related initiatives, offset in part by an increase in Other results primarily related to Bunge Ventures.

Non-core Segments
Sugar & Bioenergy

	Three Months Ended
(US$ in millions, except per share data)	Mar 31, 2023	Mar 31, 2022
Net Sales	$64	$64

Gross Profit	$—	$2

Income (loss) from affiliates	$19	$32

Segment EBIT	$19	$34
Certain (gains) & charges	—	—
Adjusted Segment EBIT	$19	$34

Certain (gains) & charges, Net income (loss) attributable to Bunge	$—	$—
Certain (gains) & charges, Earnings per share	$—	$—
Sugar & Bioenergy Summary

Lower results in the quarter were primarily driven by lower Brazilian ethanol prices and higher costs.

Cash Flow

	Three Months Ended
	Mar 31, 2023	Mar 31, 2022
Cash provided by (used for) operating activities	$931	$(2,656)
Proceeds from beneficial interest in securitized trade receivables (a)	61	1,613
Cash provided by (used for) operating activities, adjusted	$992	$(1,043)
Certain reconciling items to Adjusted funds from operations (4)	(367)	1,739
Adjusted funds from operations (4)	$625	$696
(a)On November 16, 2022, Bunge and certain of its subsidiaries amended its trade receivables securitization program from a deferred purchase price ("DPP") structure to a pledge structure. Prior to November 16, 2022, Bunge received a portion of its consideration in the form of beneficial interests in securitized trade receivables. Cash collections of the beneficial interests were classified as investing activities in the consolidated statements of cash flows. Subsequent to November 16, 2022, all consideration is received in cash and classified as an operating activity in the consolidated statements of cash flows, except for transition-related collections of repurchased receivables which are reported as investing activity in Proceeds from beneficial interest in securitized trade receivables in the consolidated statements of cash flows.

Cash provided by operations in the three months ended March 31, 2023 was $931 million compared to cash used of $2,656 million in the same period last year. Adjusted for the proceeds from beneficial interest in securitized trade receivables, cash provided by operating activities was $992 million compared with cash used for operating activities of $1,043 million in the prior year. The higher cash provided by operating activities, adjusted, was primarily driven by net changes in working capital. Adjusted funds from operations (FFO) was $625 million compared to $696 million in the prior year.(4)
Income Taxes

For the three months ended March 31, 2023, income tax expense was $183 million compared to $108 million in the prior year. The increase was primarily due to a change in geographic earnings mix in 2023 as well as higher tax benefits in 2022 from releases of valuation allowances in Europe and Asia.

➢	Outlook(5)
Taking into account first quarter results and the current margin environment and forward curves, we continue to expect full-year 2023 adjusted EPS of at least $11 per share.

In Agribusiness, results are forecasted to be down from last year as slightly higher results in Processing are more than offset by lower results in Merchandising. However, depending on how market conditions evolve over the remainder of the year there could be upside to our segment outlook.

In Refined and Specialty Oils, based on our stronger than expected first quarter performance, full-year results are expected to be up from our prior outlook, but still below last year's record performance.

In Milling, full-year results are now expected to be down from our prior forecast reflecting a more challenging than expected first quarter.

In Corporate and Other, results are expected to be in line with last year.

In Non-Core, full-year results in the sugar and bioenergy joint venture are expected to be in line with last year.

Additionally, the Company expects the following for 2023: an adjusted annual effective tax rate in the range of 20% to 24%; net interest expense in the range of $360 to $390 million, which is down from our previous expectation of $380 to $410 million; capital expenditures in the range of $800 million to $1 billion; and depreciation and amortization of approximately $415 million.

➢	Conference Call and Webcast Details
Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, May 3, 2023 to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events and presentations” in the “Investors” section of the Company’s website. Select “Q1 2023 Bunge Limited Earnings Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

A replay of the call will be available later in the day on May 3, 2023, continuing through June 3, 2023. To listen to it, please dial 1 (877) 344-7529 in the United States, (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 8915901. A replay will also be available in "Past events" at "Events and presentations" in the "Investors" section of the Company's website.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward-Looking Statements
This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on Bunge resulting from the continuation and/or escalation of the war and sanctions against Russia; the effects of weather conditions and the impact of crop and animal disease on our business; the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions; changes in government policies and laws affecting our business, including agricultural and trade policies, financial markets regulation and environmental, tax and biofuels regulation; the impact of seasonality; the impact of government policies and regulations; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries; the effectiveness of our capital allocation plans, funding needs and financing sources; the effectiveness of our risk management strategies; operational risks, including industrial accidents, natural disasters, pandemics or epidemics and cybersecurity incidents; changes in foreign exchange policy or rates; the impact of our dependence on third parties; our ability to attract and retain executive management and key personnel; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the three month periods ended March 31, 2023 and 2022.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Three Months Ended March 31,	2023	2022	2023	2022	2023	2022

Core Segments:	$8	$(10)	$0.05	$(0.07)	$10	$(12)
Agribusiness	$8	$(9)	$0.05	$(0.06)	$10	$(11)
Ukraine-Russia War	8	(9)	0.05	(0.06)	10	(11)

Refined and Specialty Oils	$—	$(1)	$—	$(0.01)	$—	$(1)
Ukraine-Russia War	—	(1)	—	(0.01)	—	(1)

Milling	$—	$—	$—	$—	$—	$—

Corporate and Other:	$—	$(18)	$—	$(0.11)	$—	$29
Pension settlement	—	21	—	0.14	—	29
Bond early redemption	—	(39)	—	(0.25)	—	—

Non-core Segment:	$—	$—	$—	$—	$—	$—
Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$8	$(28)	$0.05	$(0.18)	$10	$17
See Definition and Reconciliation of Non-GAAP Measures.

Core Segments
Agribusiness
EBIT for the three months ended March 31, 2023 included a mark-to-market gain of $10 million, in Cost of goods sold, related to inventory recovered from our Mykolaiv and other facilities in Ukraine. The circumstances allowing for recovery of these inventories did not exist and were unforeseeable when the inventory reserves were initially recorded in 2022 in conjunction with the Ukraine-Russia war.
EBIT for the three months ended March 31, 2022 included $11 million of charges resulting from the Ukraine-Russia war, primarily related to misappropriated inventory and damaged property, plant and equipment, recorded in Cost of goods sold.
Refined and Specialty Oils
EBIT for the three months ended March 31, 2022 included a $1 million charge resulting from the Ukraine-Russia war, related to a bad debt provision, recorded in SG&A.

Corporate and Other
EBIT for the three months ended March 31, 2022 included a $29 million gain, at Bunge's then 70% share, related to the settlement of one of the Company's international defined benefit pension plans, recorded in Other income (expense) - net.
Net income for the three months ended March 31, 2022 included $39 million of expense (net of $8 million in tax benefits) related to the early redemption of the Company's 4.350% unsecured senior notes due March 15, 2024. In connection with the early redemption, the Company recorded a $47 million pre-tax charge within Interest expense, comprising a $31 million "make-whole" payment and a $16 million loss on the termination and de-designation of related interest rate hedges.

➢	Consolidated Earnings Data (Unaudited)

	Three Months Ended March 31,
(US$ in millions, except per share data)	2023	2022
Net sales	$15,328	$15,880
Cost of goods sold	(14,147)	(14,676)
Gross profit	1,181	1,204
Selling, general and administrative expenses	(353)	(308)
Foreign exchange (losses) gains	49	12
Other income (expense) – net	15	(47)
Income (loss) from affiliates	19	45
EBIT attributable to noncontrolling interest (a) (1)	(25)	(13)
Total Segment EBIT	886	893
Interest income	43	9
Interest expense	(112)	(111)
Income tax (expense) benefit	(183)	(108)
Noncontrolling interest share of interest and tax (a) (1)	(2)	5
Net income (loss) attributable to Bunge (1)	$632	$688

Net income (loss) per common share diluted attributable to Bunge common shareholders	$4.15	$4.48
Weighted–average common shares outstanding - diluted	152	154

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(US$ in millions)	2023	2022
Assets
Cash and cash equivalents	$3,052	$1,104
Trade accounts receivable, net	2,789	2,829
Inventories (a)	8,952	8,408
Assets held for sale	—	36
Other current assets	4,247	4,381
Total current assets	19,040	16,758
Property, plant and equipment, net	3,731	3,617
Operating lease assets	953	1,024
Goodwill and other intangible assets, net	834	830
Investments in affiliates	1,129	1,012
Other non-current assets	1,423	1,339
Total assets	$27,110	$24,580

Liabilities and Equity
Short-term debt	$540	$546
Current portion of long-term debt	868	846
Trade accounts payable	5,476	4,386
Current operating lease obligations	408	425
Liabilities held for sale	—	18
Other current liabilities	3,116	3,379
Total current liabilities	10,408	9,600
Long-term debt	4,312	3,259
Non-current operating lease obligations	490	547
Other non-current liabilities	1,177	1,214
Total liabilities	16,387	14,620
Redeemable noncontrolling interest	4	4
Total equity	10,719	9,956
Total liabilities, redeemable noncontrolling interest and equity	$27,110	$24,580
(a) Includes readily marketable inventories of $7,231 million and $6,680 million at March 31, 2023 and December 31, 2022, respectively. Assets held for sale includes RMI of zero and $26 million at March 31, 2023 and December 31, 2022, respectively. Of the total RMI, $5,731 million and $4,789 million can be attributable to merchandising activities at March 31, 2023 and December 31, 2022, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(US$ in millions)	2023	2022
Operating Activities
Net income (loss) (1)	$659	$696
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(50)	(116)
Depreciation, depletion and amortization	102	102
Deferred income tax expense (benefit)	11	(54)
(Gain) loss on sale of investments and property, plant and equipment	(3)	(1)
Other, net	11	23
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	5	(392)
Inventories	(434)	(2,350)
Secured advances to suppliers	15	(52)
Trade accounts payable and accrued liabilities	802	1,167
Advances on sales	(119)	(30)
Net unrealized (gain) loss on derivative contracts	(424)	213
Margin deposits	141	(388)
Recoverable and income taxes, net	128	(11)
Marketable securities	13	243
Beneficial interest in securitized trade receivables (a)	—	(1,637)
Other, net	74	(69)
Cash provided by (used for) operating activities	931	(2,656)
Investing Activities
Payments made for capital expenditures	(173)	(106)
Proceeds from investments	1	18
Payments for investments	(4)	(54)
Settlement of net investment hedges	—	(1)
Proceeds from beneficial interest in securitized trade receivables (a)	61	1,613
Proceeds from sales of businesses and property, plant and equipment	159	—
Payments for investments in affiliates	(94)	—
Other, net	95	(22)
Cash provided by (used for) investing activities	45	1,448
Financing Activities
Net borrowings (repayments) of short-term debt	3	1,301
Net proceeds (repayments) of long-term debt	999	(571)
Proceeds from the exercise of options for common shares	3	32
Dividends paid to common and preference shareholders	(94)	(82)
Other, net	(10)	28
Cash provided by (used for) financing activities	901	708
Effect of exchange rate changes on cash and cash equivalents, restricted cash, and cash held for sale	28	1
Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale	1,905	(499)
Cash and cash equivalents, restricted cash, and cash held for sale - beginning of period	1,152	905
Cash and cash equivalents, restricted cash, and cash held for sale - end of period	$3,057	$406
(a) See Quarter Results, Cash Flow Section for details regarding changes to the trade receivables securitization program.

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total Segment EBIT and Adjusted Total Segment EBIT
Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments, and Total reportable segments together with its Corporate and Other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its Corporate and Other activities.
Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Core Segment EBIT, Non-Core Segment EBIT, Corporate and Other EBIT, and Total Segment EBIT, respectively.
Core Segment EBIT, Non-Core Segment EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-core Segment EBIT, and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its reportable segments' operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders
Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in "Additional Financial Information" above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per common share for 2023. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per common share for 2023, the mostly directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements over the remainder of the year.

Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Three Months Ended March 31,
(US$ in millions)	2023	2022
Net income (loss) attributable to Bunge	$632	$688
Interest income	(43)	(9)
Interest expense	112	111
Income tax expense (benefit)	183	108
Noncontrolling interest share of interest and tax	2	(5)
Total Segment EBIT	$886	$893

Agribusiness EBIT	$705	$699
Refined and Specialty Oils EBIT	233	173
Milling EBIT	9	50
Core Segment EBIT	$947	$922

Corporate and Other EBIT	$(80)	$(63)

Sugar & Bioenergy EBIT	$19	$34
Non-Core Segment EBIT	$19	$34

Total Segment EBIT	$886	$893
Mark-to-market timing difference	(181)	(76)
Certain (gains) & charges	(10)	(17)
Adjusted Total Segment EBIT	$695	$800

Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income (loss) available for common shareholders:

	Three Months Ended March 31,
(US$ in millions, except per share data)	2023	2022
Net income (loss) attributable to Bunge	$632	$688
Mark-to-market timing difference	(128)	(62)
Certain (gains) and charges:
Ukraine-Russia war	(8)	10
Pension settlement	—	(21)
Bond early redemption	—	39
Adjusted Net income (loss) available for common shareholders	$496	$654
Weighted-average common shares outstanding - diluted, adjusted (a)	152	154
Adjusted Net income (loss) per common share - diluted	$3.26	$4.26
(a) There were less than $1 million anti-dilutive outstanding stock options or contingently issuable restricted stock units excluded in the weighted-average number of common shares outstanding for each of the three month periods ended March 31, 2023 and 2022.

Adjusted Funds From Operations

Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge management believes presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, restricted cash, and cash held for sale, or any other measure of consolidated cash flow under U.S. GAAP.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Three months ended March 31,
(US$ in millions)	2023	2022
Net income (loss) attributable to Bunge	$632	$688
EBIT attributable to noncontrolling interest	25	13
Noncontrolling interest share of interest and tax	2	(5)
Net income (loss)	$659	$696

(2)    The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.
The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services activities for customers from whom we purchase commodities, and other third parties.
(3)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Three months ended March 31,
(US$ in millions)	2023	2022
Cash provided by (used for) operating activities	$931	$(2,656)
Foreign exchange gain (loss) on net debt	50	116
Beneficial interest in securitized trade receivables	—	1,637
Working capital changes	(201)	1,669
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(27)	(8)
Mark-to-Market timing difference, after tax	(128)	(62)
Adjusted FFO	$625	$696

(5)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2023 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.